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Exhibit 10.10

LEAD MARKETING AGREEMENT

        THIS LEAD MARKETING AGREEMENT ("Agreement") is made and entered into this 1st day of August, 2005 ("Effective Date"), between EduTrades, Inc., a corporation duly organized and incorporated in the State of Nevada ("EduTrades"), and Whitney Education Group, Inc., to include its parent, subsidiaries, affiliates, successors and assigns ("Whitney"), a corporation duly organized and incorporated in the State of Florida.

WITNESSETH:

        WHEREAS, EduTrades is in the business of developing, producing and marketing post secondary educational curriculum on securities and financial investment and asset protection;

        WHEREAS, Whitney has entered into an Administrative Services Agreement with EduTrades to manage and maintain EduTrades' customer leads database ("Database");

        WHEREAS, EduTrades is interested in soliciting Whitney's services with respect to marketing efforts to be conducted and targeted at the Database, and EduTrades desires to enter into a binding agreement with Whitney, in accordance with the terms and conditions set forth below.

        NOW, THEREFORE, in good and valuable consideration of the mutual covenants and promises herein contained, the parties, each intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

ARTICLE 1: SERVICES TO BE PERFORMED BY WHITNEY

        1.01 In conjunction with the management and maintenance of the Database addressed in the Administrative Services Agreement entered into by and between EduTrades and Whitney concurrently with this Agreement ("Administrative Services Agreement"), Whitney shall serve EduTrades by conducting database marketing, through various efforts, to be determined by Whitney, including but not limited to telemarketing calls, email campaigns, and direct marketing, for the purpose of selling products and services provided, offered or sold by or through EduTrades and Whitney.

        1.02 Whitney shall process all orders for products and services related to real estate and fulfilled by or through Whitney ("Whitney Products") through Whitney's merchant accounts. Whitney shall process all orders for products and services related to stock market and securities and fulfilled by or through EduTrades ("EduTrades Products") through merchant account specifically designated for EduTrades transactions. Whitney shall not process any other sales through the EduTrades designated merchant account(s) other than those which are fulfilled by or through EduTrades.

        1.03 Whitney will conduct regularly scheduled monitoring sessions of its representatives' telemarketing calls to ensure that all calls that are placed are within the guidelines of United States Federal and State laws, and will provide quality control feedback as a result of these monitoring sessions. Contractor shall assume complete and total liability for all of its telemarketing calls, promotions and projects.

        1.04 Whitney agrees to prepare and maintain full, accurate and complete records of each Database marketing project. Whitney agrees to provide EduTrades with reporting of results in a format and frequency which has been mutually agreed upon by Whitney and EduTrades.

        1.05 Whitney shall provide the services under this Agreement in a professional, courteous manner, consistent with industry standards. Whitney shall comply with all applicable association, local, state, and federal laws, ordinances, rules, regulations and codes, including but not limited to, the Telephone Consumer Protection Act of 1991, The Telemarketing Sales Rule, and the Ethical Guidelines for Telemarketers as published by the Direct Marketing Association. Whitney shall keep all Confidential Information and information generated as a result of this Agreement confidential and shall make all reasonable efforts to keep such information away from competing companies. Whitney shall provide to EduTrades, in a mutually agreed upon frequency and format listed in Exhibit "A," the name of any party who notifies Whitney that such party does not wish to be solicited by EduTrades.

        1.06 Whitney shall notify EduTrades promptly of any existing or possible litigation, which may be brought against Whitney regarding the services provided to EduTrades or to any other customer or client of Whitney.

        1.07 Whitney shall use the customer database owned by EduTrades and maintained by Whitney, which Whitney agrees to keep confidential as set forth in ARTICLE 6: CONFIDENTIAL INFORMATION.

        1.08 Whitney shall be solely responsible for and shall hold EduTrades harmless for any and all costs of its doing business including without limitation, all employees Whitney chooses to hire, all taxes, income tax, FICA, workman's compensation, rent, utilities, withholding, postage, telephone, photocopying, salaries, travel, and all other direct and indirect overhead costs. Whitney agrees to follow all wage and salary requirements as set forth by local, state and federal law.

        1.09 In the event that Whitney should subcontract to a third party any of the services contemplated by this Agreement, Whitney shall require such third party to comply with all of the standards set forth in this Agreement.

ARTICLE 2: SERVICES TO BE PERFORMED BY EDUTRADES

        2.01 EduTrades shall, as set forth in the Administrative Services Agreement, permit Whitney to manage and maintain the Database. EduTrades shall further permit Whitney to market to such leads contained in the Database in any manner or method, at the sole discretion of Whitney, as set forth in the instant Agreement. EduTrades shall retain all ownership rights to the Database, whether or not such leads contained therein are generated by Whitney under this Agreement. All customer leads generated from the sale or offer for sale of EduTrades Products shall be considered as part of the Database and are EduTrades' Confidential Information. Whitney shall not use the Database for any other purpose other than as set forth in this Agreement.

        2.02 EduTrades shall provide Whitney with such promotional, sales and technical information, literature and brochures, catalog sheets, price lists, order forms, sales aids, and other information (collectively, "Creative Elements"), which shall be used by Whitney to assist in marketing the EduTrades Products. All other Creative Elements intended to be used by Whitney must be approved by EduTrades in writing. Whitney's use of unauthorized material constitutes breach of this Agreement and immediate grounds for termination at the discretion of EduTrades.

        2.03 EduTrades shall inform Whitney of any new, related, modified or changed information concerning the EduTrades Products.

        2.04 EduTrades shall retain control and complete ownership of the Database. Whitney shall not market to the Database in any manner other than those set forth in this Agreement, unless EduTrades consents in writing.

ARTICLE 3: COMPENSATION

        3.01 As compensation for the marketing services performed by Whitney under this Agreement, Whitney shall be compensated as set forth in the Administrative Services Agreement.

        3.02 All refund requests received with respect to the sale of EduTrades Products, as transacted by Whitney under this Agreement, shall be processed by EduTrades. All refund requests received with respect to the sale of Whitney Products, as transacted by Whitney under this Agreement, shall be processed by Whitney.

ARTICLE 4: TERM AND TERMINATION

        4.01 Term. The date of commencement of this Agreement shall be on the Effective Date first set forth above and shall continue for one (1) year, to be automatically renewed for one (1) year terms, subject to review and renegotiation of this Agreement by the parties.

        4.02 Right to Terminate on Notice. EduTrades and Whitney each shall have the right, exercisable in its absolute discretion, to terminate this Agreement upon thirty (30) days prior written notice received by United States registered mail, certified mail, UPS Next Day Letter or Federal Express Next Day Letter by the other party.

        4.04 Termination of Rights. On the termination of this Agreement, all obligations of the parties hereunder shall terminate, except for rights to payments accrued prior to such termination and the provisions applicable after termination.

        4.05 Post-termination Actions. Upon expiration or termination of this Agreement, Whitney shall cease selling all EduTrades Products, immediately cease and desist from using or displaying any forms of advertising indicative of EduTrades and/or EduTrades Products, and cease utilizing the Database and/or proprietary information. Contractor shall also comply with all provisions set forth in Article 6.03.

ARTICLE 5: INDEMNIFICATION

        5.01 Each party shall release, defend, indemnify, and hold the other party and its parent, affiliates, subsidiaries, officers, directors, agents, owners, employees, trustees, successors and assigns harmless with respect to any claims, actions, causes of action, damages, fines, expenses, court costs, attorney fees, liability damage or judgment suffered by either party or his agents, resulting from or attributable to any breach of the other party's or his agent's responsibilities, representations and warranties herein, and/or arising from the purchase or use of the party's products or services sold by the other party, and/or all negligent acts or omissions of a party or his agents contained herein.

        5.02 These indemnification obligations shall survive termination of this Agreement.

ARTICLE 6: CONFIDENTIAL INFORMATION

        6.01 Whitney recognizes that it may be necessary for Whitney to receive Confidential or Proprietary Information with regard to this Agreement. This Confidential and Proprietary Information has been compiled by EduTrades at great expense and over a great amount of time. The Confidential and Proprietary Information is the sole and exclusive property of EduTrades. In performing the services under this Agreement, Whitney may be provided or may otherwise come into the possession of proprietary information, customer databases, customer leads, customer information, product and service information, and other confidential information regarding the business and services of EduTrades (hereinafter, the "Confidential Information") all of which are valuable to EduTrades or are required by law or good business practices to be held confidential. Whitney agrees to receive, hold and treat all Confidential Information received from EduTrades as confidential and secret and agrees to use its best efforts to protect the confidentiality and secrecy of such Confidential Information. Whitney agrees to only divulge Confidential Information to its employees who are required to have such knowledge in connection with the performance of their obligations under this Agreement, and Whitney shall not disclose, directly or indirectly, any Confidential Information whatsoever, including without limitation, for its own benefit or any third party's benefit. Confidential Information does not include information which (i) was or becomes generally available to the public, (ii) was or becomes available on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, (iii) was within Whitney's possession prior to being furnished by or on behalf of EduTrades, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, or (iv) the information is a duplication of materials that Whitney already possesses.

        6.02 The provisions of Section 6.01 shall also apply to EduTrades in regards to any confidential information regarding the business and services of Whitney in all aspects as set forth in Section 6.01.

        6.03 Upon termination of this Agreement, each party shall destroy all copies of Confidential Information, return all original documents and publicity materials, discontinue all use of computer links, erase all of the other party's Intellectual Property contained in the party's computer memory or data storage, and destroy all Confidential Information stored on computer, disk, CD-Rom or computer backup within five (5) days after this Agreement terminates. Each party shall provide a certified document within five (5) days stating that: "All Confidential Information of the disclosing party in the receiving party's possession has either been destroyed, erased, or returned."

        6.04 The terms and conditions of this Agreement shall be considered Confidential Information and shall not be revealed to another party until five (5) years on or after the date of termination. Additionally, each party agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the other party for any purpose other than for the performance of the rights and obligations hereunder during the terms of this Agreement and for a period of five (5) years thereafter, without prior written consent of the disclosing party. Each party further agrees that Confidential Information shall remain the sole property of the other party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees.

ARTICLE 7: INDEPENDENT CONTRACTOR RELATIONSHIP; NO COMPETITION

        The parties acknowledge and agree that in performance of the services under this Agreement, Whitney is acting as an independent contractor, and all Whitney's employees, personnel and agents are not entitled to any EduTrades benefits, including but not limited to workers compensation. Nothing in this Agreement shall be construed or deemed to create any joint venture, partnership, agency, employer-employee or other relationship between the parties. All personnel supplied by Whitney under this Agreement are not EduTrades' personnel or agents, and Whitney assumes full responsibility for their acts. Whitney is not an agent of EduTrades and shall not enter into any agreements on behalf of EduTrades or bind EduTrades in any way. The rights and obligations of the parties shall be limited to those expressly set forth herein.

        Whitney agrees that it will not compete with EduTrades in the stock training business and EduTrades agrees that it will not compete with Whitney in the real estate training business during the life of this Agreement.

ARTICLE 8: PROPRIETARY INFORMATION

        EduTrades shall have sole and exclusive ownership of all right, title and interest in and to EduTrades' Proprietary Information and Materials, including ownership of all copyrights, trademarks, service marks, patents, and trade secrets pertaining thereto (collectively, the "Proprietary Information"). Whitney may use EduTrades' Confidential and Proprietary Information and Materials subject only to the rights and privileges expressly granted by EduTrades.

        EduTrades claims and reserves all rights and benefits afforded under federal and international copyright law in all software programs and documentation included in the Materials and copyrighted works. The binary or object doc version of such software programs may under no circumstances be reverse-engineered or reverse-compiled without Company's further written consent.

        The Confidential and Proprietary Information is considered to include valuable trade secrets of EduTrades. Whitney acknowledges that, in the event of any breach of this Agreement, EduTrades will not have an adequate remedy in money or damages. EduTrades therefore shall be entitled in such event to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. EduTrades' right to obtain such relief shall not limit its rights to obtain other remedies.

ARTICLE 9: GENERAL PROVISIONS

        9.01 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing between the parties hereto with respect to the terms and conditions of this Agreement, and contains all of the covenants and agreements between the parties with respect to same. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party, except that any other written agreement dated concurrent with or after this Agreement shall be valid as between the signing parties thereto.

        9.02 No Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times under this Agreement.

        9.03 Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

        9.04 Notice. Each notice, request or demand given or required to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if deposited in the United States mail, First Class, postage pre-paid, and addressed to the address of the intended recipient set forth below, or to such other address as may be specified in this Agreement or in writing by the parties:

If to Whitney:	Name:	Ronald S. Simon
	Address:	1612 E. Cape Coral Pkwy, Suite B Cape Coral, FL 33904
	Telephone:	(239) 542-0643
	Facsimile:	(239) 540-6565
	Copy to:	Marie B. Code, Esq. 1612 E. Cape Coral Pkwy, Suite A Cape Coral, FL 33904
If to EduTrades:	Name:
Address:
City, State, Zip:
Telephone:
Facsimile:

        9.05 Governing Law and Attorney Fees. This Agreement shall be deemed to have been made in the State of Florida. This Agreement and all matters arising out of or otherwise relating to this Agreement shall be governed by the laws of the State of Florida. The parties hereby submit to the personal jurisdiction of the state and federal courts of the State of Florida. Exclusive venue for any litigation and all claims arising from or in connection with the subject matter of this Agreement shall be with the state and federal courts in and for Lee, Palm Beach or Broward Counties, Florida, which shall be decided by Whitney, and the parties hereby expressly waive any venue privileges which may be asserted in connection with this Agreement. In any arbitration and/or litigation arising out of this

Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs, including attorneys' fees incurred on appeal.

        9.06 Authority to Enter Agreement. The parties warrant that they have the authority to enter into this Agreement and that entering into this Agreement is not restricted or prohibited by any existing agreement to which they are parties. Additionally, the parties represent and warrant that this Agreement has been authorized and approved by all necessary corporate actions. Both parties warrant and represent that all individuals executing this Agreement have the authority to do so. Any misrepresentations will bind the fraudulent party/signatory individually.

        9.07 Right to Audit. EduTrades shall have the right to audit Whitney's business records concerning services to be rendered under this Agreement, and any other matters related to EduTrades' students, upon five (5) days prior written notice to Whitney. EduTrades shall have the right to receive photocopies of Whitney's business records concerning services rendered under this Agreement, and any other matters related to EduTrades' students, upon five (5) days prior written notice provided to Whitney. Failure to abide by the terms of this provision may result in the termination of this Agreement.

        9.08 Assignment. The rights and liabilities of this Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors and assigns.

        9.09 Headings. All section and subsection headings contained in this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement nor affect the meaning of same.

        9.10 No Drafter. Both parties warrant and represent that each have had equal input in drafting this Agreement and have had the opportunity to consult with independent legal counsel.

        9.11 Assignment. The parties shall not sell, transfer, assign, sublicense, or subcontract any right or obligation hereunder without the prior written consent of the other party.

        9.12 Force Majeure. Either party shall not be responsible for any failure to perform due to unforeseen circumstances or to causes beyond its reasonable control, including but not limited to, acts of God, war, riot, embargoes, civil or military acts, terrorism, fire, flood, earthquakes, hurricanes, tropical storms, tornadoes, other natural disasters, strikes, transportation shortages, fuel shortages, energy shortages, labor shortages, material shortages, telecommunications failures, hacking, SPAM, computer failure, server failure, or software failure for so long as such event continues to delay the party's performance. If any force majeure event occurs, the party shall give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of the event.

        9.13 Survival. The parties' rights and obligations under Articles 5, 6, 7, and 8 shall survive any expiration or earlier termination of this Agreement.

        IN WITNESS THEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed by their respective duly authorized representatives as of the day indicated.

WHITNEY	EDUTRADES
Whitney Education Group, Inc.	EduTrades, Inc.
/s/ RONALD S. SIMON Ronald S. Simon, Secretary	/s/ NICOLAS MATURO Nicolas Maturo, CEO
Date	Date
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LEAD MARKETING AGREEMENT